Exhibit 21.1

Subsidiaries of the Company


Name                                    Jurisdiction of Formation
----                                    -------------------------

Aviation Holdings International, Inc.            Florida
PASCO International Aviation Corp.               Florida
PASCO International Aviation Corp Limited        Hong Kong
PASCO Financial Services Limited                 Hong Kong
Aero-Link Flight Systems Limited                 Hong Kong